Exhibit (a)(1)(D)

LETTER TO BROKER-DEALERS                                 February 14, 2007


                             TRANS-LUX CORPORATION

                               OFFER TO EXCHANGE
                                     UP TO
                        1,197,000 SHARES OF COMMON STOCK
                                   FOR UP TO
                       $9,000,000 PRINCIPAL AMOUNT OF ITS
         8 1/4% LIMITED CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2012

To: Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

    Trans-Lux Corporation ("Trans-Lux") is offering, subject to the terms and conditions set forth in the Offering Circular dated February 14, 2007 (the "Offering Circular"), and the related Letter of Transmittal (the "Letter of Transmittal"), relating to the offer to exchange (the "Exchange Offer") 133 shares of its Common Stock (CUSIP No. 893247) ("Common Stock") for each $1,000 principal amount of its currently outstanding 8 1/4% Convertible Senior Subordinated Notes due 2012 (CUSIP No. 893247 AE 6) ("Notes"). Subject to the terms and conditions of the Exchange Offer, Trans-Lux will issue up to 1,197,000 shares of Common Stock in exchange for up to $9,000,000 principal amount of its outstanding Notes, representing approximately 50% of the $17,958,000 outstanding principal amount of the Notes, to the extent such Notes are properly tendered and not withdrawn prior to the expiration of the Exchange Offer. If more than $9,000,000 of Notes are tendered, Trans-Lux will accept tenders from each tendering Holder of Notes on a pro rata basis unless Trans-Lux elects to accept all tendered Notes. Trans-Lux expects to announce any final proration factor within seven business days after the expiration date. Noteholders who tender will still receive the regularly scheduled semi-annual interest payment on March 1, 2007. For a more detailed description of the Common Stock Trans-Lux is proposing to issue in the Exchange Offer, please see the section of the Offering Circular entitled "Description of Capital Stock." Trans-Lux reserves the right to extend or terminate the Exchange Offer if the conditions set forth in the section of the Offering Circular entitled "The Exchange Offer-Conditions of the Exchange Offer" are not satisfied and to otherwise amend the Exchange Offer in any respect. The Exchange Offer is open to all Holders of Notes and is subject to customary conditions. Subject to applicable securities laws and the terms set forth in the Offering Circular, Trans-Lux reserves the right to waive any and all conditions of the Exchange Offer.

    We are requesting that you contact your clients for whom you hold Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Notes registered in your name or in the name of your nominee, or who hold Notes registered in their own names, we are enclosing the following documents:

         1.  The Offering Circular;

         2. The Letter of Transmittal for your use and for the information of your clients;

         3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if (a) certificates for the Notes are not immediately available, or (b) time will not permit the certificates for the Notes or other required documents to reach the Exchange Agent before the expiration of the Exchange Offer;

         4. A form of letter which may be sent to your clients for whose account you hold Notes registered in your name or the name of your nominee, with space provided for obtaining the clients' instructions with respect to the Exchange Offer;

         5. A letter to Noteholders to be sent to your clients for whose account you hold Notes registered in your name or the name of your nominee;

         6. Return envelopes addressed to Wells Fargo Bank, N.A., the Exchange Agent for the Exchange Offer.

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    YOUR PROMPT ACTION IS REQUESTED.  THE EXCHANGE OFFER WILL EXPIRE AT 5:00
P.M., NEW YORK CITY TIME, ON MARCH 15, 2007. TRANS-LUX, IN ITS SOLE AND ABSOLUTE DISCRETION, MAY EXTEND THE EXCHANGE OFFER (AS IT MAY BE EXTENDED, THE "EXPIRATION DATE"). NOTES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME BEFORE THE EXPIRATION DATE.

    Unless a Holder of Notes complies with the procedures described in the section of the Offering Circular entitled "The Exchange Offer-Guaranteed Delivery Procedures," the Holder must do one of the following on or prior to the Expiration Date to participate in the Exchange Offer:

    - tender the Notes by sending the certificates for the Notes, in proper form for transfer, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, and all other documents required by the Letter of Transmittal, to Wells Fargo Bank, N.A., as Exchange Agent, at one of the addresses set forth in the Offering Circular in the section entitled "The Exchange Offer-Exchange Agent," or

    - if the Holder of Notes holds such Notes in "street name," he or she should tender such Notes following the instructions provided to you.

    If a registered Holder of Notes wishes to tender the Notes in the Exchange Offer, but (a) the certificates for the Notes are not immediately available, or
(b) time will not permit the certificates for the Notes or other required documents to reach the Exchange Agent before the Expiration Date, a tender of Notes may be effected by following the Guaranteed Delivery Procedures described in the section of the Offering Circular entitled "The Exchange Offer-Guaranteed Delivery Procedures."

    Trans-Lux will not make any payments to brokers, dealers, or other persons for soliciting acceptances of the Exchange Offer. Trans-Lux will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the Offering Circular and the related documents to the beneficial owners of Notes held by them as nominee or in a fiduciary capacity. Trans-Lux will pay or cause to be paid all transfer taxes applicable to the exchange of Notes in the Exchange Offer, except as set forth in the Letter of Transmittal.

    Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to Wells Fargo Bank, N.A., the Exchange Agent for the Exchange Offer, at one of the addresses and telephone numbers set forth on the front of the Letter of Transmittal or at the addresses and telephone numbers set forth in the Offering Circular.

                                                Very truly yours,



                                                TRANS-LUX CORPORATION

    NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF TRANS-LUX OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFERING CIRCULAR OR THE LETTER OF TRANSMITTAL.


Enclosures






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